 CODE OF ETHICS
Adopted Under SEC Rule 204A-1
Covering the Following Advisor:

Thornhill Securities, Inc.

Effective February 1, 2005

Thornhill Securities, Inc.  (the “Advisor”) is confident that its officers, trustees, directors and employees act with integrity and good faith.  The Advisor recognizes, however, that personal interests may conflict with a Advisor’s interests where officers, directors, trustees or employees:

C	Know about present or future portfolio transactions or

C	Have the power to influence portfolio transactions; and

C	Engage in personal transactions in securities.

In an effort to prevent these conflicts from arising and in accordance with SEC Rule 204A-1 under the Investment Advisors Act of 1940 (the “the Advisors Act”), the Advisor has adopted this Code of Ethics (the “Code”) to prohibit transactions that create, may create, or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.  Each officer, director, trustee and employee of the Advisor should carefully read and review this Code.

I.	About the Advisor.

The Advisor is a registered investment adviser pursuant to applicable federal and state securities laws.

II.           About this Code of Ethics.

     (1)                      Transaction-Related and Reporting Provisions.

This Code sets forth specific prohibitions relating to securities transactions and also sets out certain reporting requirements.  They cover the persons identified below:

C	All Advisor officers and directors;
C
Portfolio Management Persons and all other employees who regularly obtain information concerning recommendations made to a Client about the purchase or sale of a security (herein called Access Employees – see Exhibit D to the Policy and Procedures Manual for a current list); and

C
Natural persons in a control relationship with the Advisor who obtain information concerning recommendations made to a Client about the purchase or sale of a security and are not specifically covered by any other section of the Code.

C	Family Members. For purposes of personal securities reporting requirements, an adviser should ensure that terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). This also includes any other individuals living in the employee’s household.

For the prohibitions and reporting requirements that apply to you, please refer to Parts A-B as indicated below.  (Definitions of underlined terms are included in Appendix A.)

C
C	Advisor officers, directors and Access Employees Part A
C	Natural control persons Part B

     (2)                      Other Provisions.

The remainder of this Code sets forth general principles (Section III), required course of conduct (Section IV), reporting obligations (Section V), the Advisor’ review, enforcement and recordkeeping responsibilities (Sections VI, VII and VIII) and miscellaneous information (Section IX).

III.           Statement of General Principles.

In recognition of the trust and confidence placed in the Advisor by Clients, and because the Advisor believes that its operations should benefit Clients, the Advisor has adopted the following universally applicable principles.

(1)	Client’s interests are paramount. You must place Client interests before your own. In addition, you should not place one Client’s interest before another.
(2)	You must accomplish all personal securities transactions in a manner that avoids even the appearance of a conflict of your personal interests with those of a Client.
(3)
You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your position with the Advisor, or that brings into question your independence or judgment.

(4)	You must take all steps to comply with applicable federal and state securities laws.

IV.           Required Course of Conduct.

(1)	Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client:

(A)           employ any device, scheme or artifice to defraud the Client;

(B)
make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Client; or

(D)           engage in any manipulative practice with respect to the Client.

Two of the most common risks associated with personal securities transactions are front-running and trading opposite a Client.  For example, front-running would include the purchase of a security any time within seven days ahead of when a Client purchases the same security or the sale of a security any time within seven days ahead of when a Client sells the same security.  An example of trading opposite a Client would include the sale of a security any time within seven days after a Client purchases the same security or the purchase of a security any time within seven days after a Client sells the same security.

(2)	Limits on Accepting or Receiving Gifts.

Officers of the Advisor and Portfolio Management Personnel cannot accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of a Advisor.  This provision does not include:

C	occasional meals, tickets to a sporting event or the theater, or normal business entertainment; and

C	any payment or reimbursement for professional training or educational meetings.

(3)	Insider Trading - Use of Non-Public Information

The use of Non-Public Information (Insider Trading) is strictly prohibited. Procedures regarding this practice have been set forth in the Advisor’s Policies and Procedures Manual and are considered an integral part of the Advisor’s Code of Ethics.

V.           Reporting Obligations.

See Parts A or B as appropriate, for your specific reporting obligations.

VI.           Review and Enforcement of the Code.

The Advisor has appointed a Chief Compliance Officer in its Policies and Procedures Manual.

(1)	Chief Compliance Officer. The Chief Compliance Officer will perform the following duties:

(A)           The Chief Compliance Officer will, on a quarterly basis, compare all reported personal securities transactions with the Client’s completed portfolio transactions and a list of securities being considered for purchase or sale by the Advisor to determine whether a Code violation may have occurred.  The Chief Compliance Officer may request additional information or take any other appropriate measure that the Chief Compliance Officer decides is necessary to aid in this determination.  Before determining that a person has violated the Code, the Chief Compliance Officer must give the person an opportunity to supply explanatory material.

(B)           If the Chief Compliance Officer determines that a Code violation may have occurred, the Chief Compliance Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the President.  The President will independently determine whether the person violated the Code.

(C)           No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against himself or herself.  If a securities transaction of the President is under consideration, the Chief Compliance Officer or other designated officer will act for the President for purposes of this Section VI.

(2)	Sanctions.

If the President finds that the person violated the Code, the President will impose upon the person sanctions that the President deems appropriate and will report the violation and the sanction imposed to the Board of Directors at the next regularly scheduled board meeting unless, in the sole discretion of the President, circumstances warrant an earlier report.

(3)                  Exceptions.

The Chief Compliance Officer, in his or her discretion, may exempt any person from any specific provision of the Code, if the Chief Compliance Officer determines that (a) the services of the person are valuable to the Clients; (b) the failure to grant this exemption will result in an undue burden on the person or prevent the person from being able to render services to the Clients; and (c) granting the exemption does not detrimentally affect the Clients.  The Chief Compliance Officer will prepare a report documenting the nature of any exemption granted, the persons involved and the reasons for granting such exemption.

Any person granted an exemption with respect to a particular transaction must furnish the Chief Compliance Officer with a written report concerning that transaction within three (3) days of the transaction.

VII.           Annual Written Report to the Board.

At least once a year, the Chief Compliance Officer, on behalf of the Advisor, will provide the Board of Directors a written report that includes:

(1)	Issues Arising Under the Code.

The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

(2)	Certification.

The Report will certify to the Board of Directors that the Advisor has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future (See Exhibit D for a sample Acknowledgement).

VIII.           Recordkeeping.

The Advisor will maintain records as set forth below.  These records will be maintained in accordance with the Advisors Act and applicable state laws and will be available for examination by representatives of the designated examining authority.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

(2)	A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place;

(3)
A copy of each report and acknowledgment made by a person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)
A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

(5)
A copy of each annual report to the Board of Directors will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)
The Advisor will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering (IPO) or a private placement, for at least five years after the end of the fiscal year in which the approval is granted.

IX.	Miscellaneous.

(1)
Confidentiality.  All personal securities transactions reports and any other information filed with a Advisor under this Code will be treated as confidential, provided that such reports and related information may be produced to the designated examining authority and other regulatory agencies.

(2)	Interpretation of Provisions. The Board of Directors may from time to time adopt such interpretations of this Code as it deems appropriate.
(3)
Periodic Review and Reporting.  The Chief Compliance Officer or President  (or his or her designee) will report to the Board of Directors at least annually as to the operation of this Code and will address in any such report needed (if any) for further changes or modifications to this Code.

(4)
Initial Acknowledgment – The effective date of this Code of Ethics is February 1, 2005. Each interested officer, employee and affiliated agent of the Advisor is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) and has,  reported all holdings and transactions that he/she is required to report pursuant to the Code.  A sample Initial Acknowledgment can be found at Exhibit A of this Code of Ethics.

(5)
Annual Acknowledgment.  Each interested officer, employee and affiliated agent of the Advisor is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holdings and transactions that he/she is required to report pursuant to the Code.  A sample Annual Acknowledgment can be found at Exhibit B of this Code of Ethics.

PART A
Advisor Officers, Directors and Access Employees and their Family Members

I.     General Obligations.

(1)	Providing a List of Securities.

You must provide the Chief Compliance Officer with a complete listing of all securities you beneficially own as of December 31 of the previous year (initial year end December 31, 2004).  Each following year, you must submit a revised list to the Chief Compliance Officer showing the securities you beneficially own as of December 31.  You must submit the initial listing within 10 calendar days of the date you first become an officer or Access Employee, and each update no later than 30 calendar days after the start of the year.  You may submit copies of customer statements to meet this requirement.

You are not required to provide this list of securities if:

	you are not currently affiliated with or employed by the investment adviser.

(2)	Required Transaction Reports.

On a quarterly basis you must report transactions in securities, as well as any securities accounts established.  You must submit your report to the Chief Compliance Officer no later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

The quarterly reports can be made in two manners:

a)	Stock Transaction Report – utilize the Exhibit E set forth in the Policies and Procedures Manual.
b)	Dupe Confirmations and Statements – have your brokerage firm set the Advisor up to receive dupe confirmations and customer statements for your account.

If you had no reportable transactions or did not open any securities accounts during the quarter, you are still required to submit a report. Please sign in the space provided and submit the report with no transactions listed.

If you supply the Stock Transaction Report to the Chief Compliance Officer, he or shehas the right to request copies of backup documents to verify the integrity of the reportand request duplicate documents at any time.

(3)	What Securities are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own or (ii) because of the transaction, you acquire direct or indirect beneficial ownership.  The report must contain any account you established in which any securities were held during the quarter.

(4)	Pre-Approval of IPOs and Private Placements.

You must obtain approval from the Chief Compliance Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a private placement.

(5)	What Securities and Transactions May Be Excluded from Your Report?

You are not required to detail or list the following securities or transactions on your report.

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control.

(B)
Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan or other similar type of plan, where you purchase securities issued by your employer.

(C)
Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

(D)
Purchases of securities issued by the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and registered open-end mutual funds.

(E)	Purchases or sales which are non-volitional on your part, including purchases or sales upon exercise of puts or calls written by you and sales from a margin account to a bona fide margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

(6)                  Seven-Day Blackout Period on Personal Securities Transactions.

You cannot purchase or sell, directly or indirectly, any security in which you had (or by reason of such transaction acquire) any beneficial ownership at any time within seven calendar days before or after the time that the same (or a related) security is being purchased or sold by any Client.  This provision will only apply if you obtain specific information regarding the purchase or sale of a security by a Client.

(A)
Exception to Blackout Period.  The seven-day blackout period does not apply to the purchase or sale of any security (i) of a Company with a market capitalization in excess of $500 million, (ii) included in either the S&P 500 Composite Index or the NASDAQ 100 Index, and (iii) made in dollar amounts less than $25,000.

                       PART B
                     Natural Control Persons

General Obligations.

(1)	Providing a List of Securities.

You must provide the Chief Compliance Officer with a complete listing of all securities you beneficially own as of December 31 of the previous year (initial year end December 31, 2004).  Each following year, you must submit a revised list to the Chief Compliance Officer showing the securities you beneficially own as of December 31.  You must submit the initial listing within 10 calendar days of the date you first become a natural control person, and each update no later than 30 calendar days after the start of the year.  You may submit copies of customer statements to meet this requirement.

You are not required to provide this list of securities if:

	you are not currently affiliated with or employed by the investment adviser(s).

(2)	Required Transaction Reports.

On a quarterly basis you must report any securities transactions, as well as any securities accounts established.  You must submit your report to the Chief Compliance Officer no later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

If you had no reportable transactions or did not open any securities accounts during the quarter, you are still required to submit a report. Please sign in the space provided and submit the report with no transactions listed.

(3)	What Securities are Covered Under Your Quarterly Obligation?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own or (ii) because of the transaction, you acquire direct or indirect beneficial ownership.  The report must also include any account you established in which securities were held during the quarter.

(4)	Pre-Approval of IPOs and Private Placements.

You must obtain approval from the Chief Compliance Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a private placement.

(5)	What Securities and Transactions are Excluded from Your Reporting Obligation?

You are not required to detail or list the following securities or transactions on your report:

(A)	Purchases or sales effected for any account over which you have no direct or indirect influence or control.

(B)
Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchase securities issued by your employer.

(C)
Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

(D)
Purchases of securities issued by the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and registered open-end mutual Clients.

(E)	Purchases or sales which are non-volitional on your part, including purchases or sales upon exercise of puts or calls written by you and sales from a margin account to a bona fide margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

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APPENDIX A
Definitions

Access employee includes any director or officer of  the investment adviser, or an employee of the investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a Client’s portfolio securities or who has access to information regarding a Clients’s future purchases or sales of portfolio securities.

Beneficial ownership means the same as under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  You should generally consider yourself the beneficial owner of any securities in which you have a direct or indirect pecuniary interest.  In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Control means the same as that under Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a Advisor, unless such power is solely the result of an official position with such Advisor.  Ownership of 25% or more of a Advisor's outstanding voting securities is presumed to give the holder of such securities control over the Advisor.  This presumption may be countered by the facts and circumstances of a given situation.

Family Members are defined to also include any “employee,” “account,” “supervised person,” and “access person” as defined immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). This also includes any other individuals living in the employee’s household.

Initial public offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Natural Person - Natural persons in a control relationship with the Advisor who obtain information concerning recommendations made to a Client about the purchase or sale of a security and are not specifically covered by any other section of the Code.

Private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security means the same as that set forth in Section 2(a)(36) of the 1940 Act, except that it does not include securities issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end mutual Clients and high quality short-term debt instruments, including repurchase agreements.  A security does not include index futures or other commodities.

A security held or to be acquired by  any Client means any security which, within the most recent 15 days, (i) is or has been held by any Client or (ii) is being or has been considered by the adviser or sub-adviser for purchase by any Client, and any option to purchase or sell, and any security convertible into or exchangeable for any security.

A security is being purchased or sold by the Trust from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Trust until the program has been fully completed or terminated.

Exhibit A
INITIAL ACKNOWLEDGMENT

I am required per this Code of Ethics to comply with all aspects of the Code. This is to acknowledge that I have read the foregoing Code of Ethics, that I have asked questions about them and do understand the rules and procedures. I have reported all securities accounts that either I or my family as defined have participated in over  currently own. I understand that no less than quarterly I am to disclose any securities transactions required to be disclosed per this Code of Ethics and the Policies and Procedures Manual.  I hereby agree that I will abide by such rules and regulations at all times.

I further acknowledge that I have knowledge of and understand the prohibitions against insider trading and the use of Non-Public Information.  I further certify that I agree to abide by these rules at all times.

__________________________________________  ___________
 Signature                                                      Title                         Date

__________________________________________
Type/Print Name/Title

The Advisor

BY:

_________________________________________  ______________
Signature                                 Title                                                                Date

Exhibit B
ANNUAL ACKNOWLEDGMENT

I am required per this Code of Ethics to comply with all aspects of the Code. This is to acknowledge that I have read the foregoing Code of Ethics, that I have asked questions about them and do understand the rules and procedures. I have reported all securities accounts or transactions that either I or my family as defined have participated in over the past 12 months.  I hereby agree that I will abide by such rules and regulations at all times.

I further acknowledge that I have knowledge of and understand the prohibitions against insider trading and the use of Non-Public Information.  I further certify that I have not participated in any activities which would result in a violation of the insider trading rules and agree to abide by them at all times.

__________________________________________  ___________
 Signature                                                      Title                         Date

__________________________________________
Type/Print Name/Title

The Advisor

BY:

_________________________________________  ______________
Signature                                 Title                                                                Date

Exhibit C
SECURITIES ACCOUNT/TRANSACTION REPORTING FORM

Please be advised that I have securities accounts at the following Firms:
 Name      Account  -Account #      Name        Firm Address           Tele. No.        Cash/Margin
1._____________________________________________________________________________

2._____________________________________________________________________________

3._____________________________________________________________________________

4._____________________________________________________________________________

5._____________________________________________________________________________

Briefly describe the type of activity that has taken place in these accounts, e.g. options, new issues, municipals, bonds, etc.: ____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Has each Firm been notified that you are an IAR  of another registered Firm? ____________________________________________________________________________________________________________________________________________________________

Are duplicate confirmations currently being sent to the Firm you are registered with?
Yes____ No_____

__________________            ____________________                                                                                                           ___________________
Date                                                Signature/Title                                                           Print Name/Title

Exhibit D
ANNUAL CERTIFICATION TO THE BOARD OF DIRECTORS

Pursuant to Section VII of this Code of the Ethics, I have reviewed the activities of the Advisor for the past year.

During this period of time I have found that:

(select one)

____	No material Code violations were found.

____
Material Code violations were found which resulted in sanctions. The attached memo(s) outlines each incident, the resolution and any sanctions imposed (attaché copy of the memo describing your findings, steps you took and any disciplinary/sanctions against the person involved.

Certification.

I hereby certify to the Board of Directors that the Advisor has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future. If any violations have been noted, then I have taken action to resolve the incident and taken any necessary steps to discipline or sanction the affected person and to correct or amend the Advisors procedures to detect and prevent such activity in the future.

__________________            ____________________                                  ___________________
Date                                            Signature/Title                                                      Print Name/Title